EXHIBIT 10.4

ASSIGNMENT AGREEMENT

THIS ASSIGNMENT AGREEMENT is entered into this 7th day of April, 2005 by and between Trilogy Capital Partners, Inc. (“Trilogy”) and Entrada Networks, Inc. (“Entrada”).

BACKGROUND

Under the terms of a Letter of Engagement between Trilogy and Entrada dated November 10, 2004, Entrada issued to Trilogy a warrant to purchase up to 10,000,000 shares of Entrada’s common stock (the “Common Stock”) at a per share exercise price of $0.12 (the “Original Warrant Certificate”).

Under the terms of a Termination Agreement dated as of the date hereof, Trilogy has agreed to assign to Entrada that portion of the Original Warrant Certificate that evidences the right to purchase 8,500,000 shares of Common Stock, and retain that portion of the Original Warrant Certificate evidencing the right to purchase 1,500,000 shares of Common Stock.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises of the parties hereto and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Trilogy hereby assigns, transfers, sells and sets over unto Entrada all of Trilogy’s right, title and interest in that portion of the Original Warrant Certificate that evidences the right to purchase 8,500,000 shares of Common Stock, and Entrada accepts such assignment.

2. The assignment described in Section 1 above is expressly conditioned upon the delivery by Entrada to Trilogy of a new warrant certificate evidencing the 1,500,000 share portion of the Original Warrant Certificate that is not assigned to Entrada hereunder.

3. The assignment described in Section 1 above is made by Trilogy without recourse or warranty, express or implied, except that Trilogy warrants that (i) it is the owner and holder of the Original Warrant Certificate, (ii) it has not assigned, transferred, pledged or hypothecated any interest in the Original Warrant Certificate, and (iii) it has the full right and authority to transfer and convey the interests described herein.

4. This Agreement shall be governed and construed under the laws of the State of California.

5. This Agreement may be signed in any number of counterparts, which counterparts shall be treated as originals for all purposes, and all so executed shall constitute one agreement, binding on all of the parties hereto, notwithstanding that all parties are not signatory to the same counterpart.

6. This Agreement and the Termination Agreement constitute the entire Agreement among the parties, supersede all prior agreements, and may not be modified or amended except in writing executed by all parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement as of the day and year first above written.

ENTRADA NETWORKS, INC. By: /s/ Kanwar J. S. Chadha Kanwar J.S. Chadha Ph.D President and Chief Executive Officer	TRILOGY CAPITAL PARTNERS, INC. By: /s/ Paul Karon Paul Caron, President